                         GENERAL INSTRUMENT CORPORATION
                 Exhibit 11 - Computation of Earnings Per Share
                     (In Thousands Except Per Share Amounts)

                                                                                                     Three Months Ended
                                                                                                         March 31,
                                                                                                     -------------------
                                                                                                       1997       1996
                                                                                                     --------   --------
PRIMARY:
Net Income .......................................................................................   $ 17,683   $ 31,164
                                                                                                     ========   ========

Weighted average common shares outstanding .......................................................    136,925    125,816
Incremental shares under stock option plans ......................................................        466        589
                                                                                                     --------   --------
Weighted average common and common equivalent
     shares outstanding ..........................................................................    137,391    126,405
                                                                                                     ========   ========

Primary earnings per share .......................................................................   $   0.13   $   0.25
                                                                                                     ========   ========


FULLY DILUTED:
Net income .......................................................................................   $ 17,683   $ 31,164

Interest and amortization of debt issuance costs
     related to the Convertible Junior Subordinated
     Notes, net of income tax effects ............................................................      1,881      4,076
                                                                                                     --------   --------

Adjusted net income ..............................................................................   $ 19,564   $ 35,240
                                                                                                     ========   ========

Weighted average common shares outstanding .......................................................    136,925    125,816
Incremental shares under stock option plans ......................................................        466        846
Incremental shares attributable to Convertible
     Junior Subordinated Notes ...................................................................      9,598     20,816
                                                                                                     --------   --------
Adjusted weighted average shares outstanding .....................................................    146,989    147,478
                                                                                                     ========   ========

Fully diluted earnings per share .................................................................   $    .13   $    .24
                                                                                                     ========   ========
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Note:    The computations of primary and fully diluted earnings per share assume incremental  shares under stock  option plans using the treasury  stock method.